Exhibit 10.17

TRANSITIONAL SERVICES AND SEPARATION AGREEMENT

This Transitional Services and Separation Agreement (the “Agreement”) is entered into by and between bluebird bio, Inc., a Delaware corporation (the “Company”) and Mitchell H. Finer, Ph.D. (“Executive”) (together the “Parties”).

WITNESSETH:

WHEREAS, as of the date of this Agreement, the Executive is employed by the Company as its Chief Scientific Officer;

WHEREAS, the Executive and the Company have mutually agreed that, subject to the terms of this Agreement, the Executive shall transition from his employment with the Company and become a member of the Company’s Scientific Advisory Board (the “SAB”);

WHEREAS, the Executive and the Company desire that this Agreement supersede any previous agreements or understandings between the Executive and the Company or any of their affiliates, including, without limitation, the offer letter agreement dated February 23, 2011 as amended on July 28, 2011 (the “Offer Letter”) and the Amended and Restated Employment Agreement with an Effective Date of June 24, 2013 (the “Employment Agreement”); provided and notwithstanding the foregoing, the Assignment of Invention, Nondisclosure and Noncompetition Agreement attached as Exhibit A to the Employment Agreement (the “Restrictive Covenant Agreement”) and any applicable option agreements or stock-based award agreements with respect to equity held by Executive (the “Equity Agreements”) shall continue to be in full force and effect except to the extent specially modified by this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Executive and Company agree as follows:

1.Transition Period.  If Executive enters into and complies with this Agreement, his employment with the Company shall end effective July 6, 2015, unless it is terminated on an earlier date because the Executive resigns or because the Company ends the employment relationship for Cause (as that term is defined in the Employment Agreement).  For purposes of this Agreement, Executive’s actual last day of employment, whether it is July 6, 2015 or such earlier date, shall be referred to as the “Termination Date”.  The time period between the Effective Date of this Agreement and the Termination Date shall be referred to herein as the “Transition Period”.  Executive will continue to receive his salary and benefits through the Termination Date and he will continue to vest in his outstanding equity awards (the “Outstanding Options”) but he will not be entitled to any other payment or compensation for his services during the Transition Period.  In the event a Change in Control (as that term is defined in the Employment Agreement) occurs during the Transition Period, all Outstanding Options shall immediately accelerate and become fully exercisable.

2.Duties.  During the Transition Period, Executive will continue to hold the position of Chief Scientific Officer and shall perform duties and responsibilities associated with that position including by assisting with transitional matters to the extent requested by the Company’s Chief Executive Officer and other members of the Company’s executive management team (the “Continuing Duties”).  Notwithstanding the preceding, Executive and the Company may mutually agree to alter the nature or scope of Executive’s Continuing Duties during the Transition Period and any such change(s) will not affect this Agreement or trigger “Good Reason” rights, as the Executive acknowledges and agrees, have been fully extinguished along with the Employment Agreement.  In the interest of clarity, and as a material term of this Agreement, the Executive further acknowledges and agrees that neither the changes contemplated by this Agreement nor any other changes to the Executive’s employment trigger or previously triggered Good Reason under the Employment Agreement or otherwise.

3. 2014 Incentive Compensation.  The Executive shall be eligible for cash incentive compensation for 2014 as determined by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “2014 Incentive Compensation”).  The Executive will be paid the 2014 Incentive Compensation on the date the Company’s other executives are paid incentive compensation for 2014 but in no event later than March 15, 2015.

4.Ending of Employment. In connection with the ending of the Executive’s employment (i) the Company will pay the Executive’s salary through the Termination Date; (ii) the Company shall reimburse the Executive for any outstanding, reasonable business expenses that the Executive’s incurs on the Company’s behalf through the Termination Date (provided the Company receives appropriate documentation in accordance with the Company’s reimbursement policies); (iii) the Executive’s eligibility to participate in any employee benefit plans and programs of the Company will cease on the Termination Date in accordance with the terms and conditions of those plans, subject to COBRA as set forth in Section 6(a).

5.Resignation from all Positions.  To the extent the ending of the Executive’s relationship with the Company or any Company affiliate is not effectuated by the termination of his employment, the Executive hereby resigns from all other affiliations that he has with the Company or any of its affiliates, effective on the Termination Date.  The Executive agrees to execute any reasonably requested resignation letters to confirm any such resignations.

6.Post-Employment Benefits.  Provided the Executive (i) enters into and complies with this Agreement; (ii) does not resign without the Company’s consent prior to July 6, 2015; and (iii) is not terminated by the Company for Cause, the following will apply:

(a)Salary Continuation.  The Company will continue to pay the Executive’s base salary for the six (6) month period that immediately follows the Termination Date (the “Salary Continuation Period”).  Such base salary shall be paid in accordance with the Company’s payroll practice in substantially equal installments over such period, and each such payment is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).

(b)COBRA.  If the Executive elects to continue his health, dental and vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of l985 (“COBRA”), the Company will pay the employer portion of the Executive’s COBRA premiums until the earlier of (i) the end of the Salary Continuation Period; or (ii) the date the Executive becomes

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eligible for insurance through another employer or otherwise becomes ineligible for COBRA; and

(c)Scientific Advisory Board. The Scientific Advisory Board Agreement Consulting Agreement attached as Exhibit A (“SAB Agreement”) shall become effective on the Termination Date, the terms of which shall be incorporated herein.

7.General Release of Claims.  The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims: relating to the Executive’s employment by and termination of employment with the Company; of wrongful discharge; of breach of contract; of breach of the Executive Agreement; of retaliation or discrimination under federal, state or local law of the United States (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay, severance pay or any other compensation or benefits either under the Massachusetts Wage Act, M.G.L. c. 149, § 148-150C, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect the Executive’s rights under this Agreement, the Equity Agreements or the Restrictive Covenant Agreement, or rights to any other vested benefits.

8.Non-disparagement. The Executive agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of its affiliates or its or their services, current or former officers, directors or employees that would likely affect any of their personal or professional reputations or interests.  The Executive also agrees not to make negative comments about his employment with the Company or the ending of his employment relationship.  Nothing herein shall prohibit the Executive from communicating freely with his immediate family or with the Executive’s attorneys or accountants for legitimate business reasons or prohibit the Executive from testifying truthfully in any legal proceeding or from providing truthful information in response to a request from a governmental agency.  The Company agrees to instruct its officers, directors and senior managers not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning Executive that would likely affect his personal or professional reputation or interests.

9.Restrictive Covenant Agreement. The Restrictive Covenant Agreement continues to be in full force and effect, the terms of which are hereby incorporated by reference into this

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Agreement; provided that the Restricted Period will end the earlier of 12 months from the Termination Date or July 6, 2016  In the event that the Executive breaches any obligations under this Agreement, including any obligation under the Restrictive Covenant Agreement, the Company may end the Executive’s employment for Cause and the Executive will be paid through the Termination Date but have no other rights under this Agreement. Such termination and cessation of rights shall be in addition to, and not in lieu of, any and all available legal and equitable remedies, including injunctive relief.  It is agreed that providing services to Avalanche Biotechnologies, Switch Bio and Semma Therapeutics will not be considered a breach of the Restrictive Covenant Agreement or this Agreement.

10.Return of Property.  The Executive acknowledges that all documents, records, apparatus, equipment and other physical property which were furnished or will be furnished to the Executive in connection with his employment at the Company remain and will remain the sole property of the Company, except that Executive will be allowed to retain his laptop, provided that prior to the Termination Date, Executive agrees that the Company may remove the Company’s confidential information from the laptop or take such other steps reasonably necessary to preserve the security of the Company’s records and data after the Termination Date.  The Executive will return all such materials and property on or before the Termination Date, including, without limitation, all computer equipment, except laptop, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).  In the event that the Executive discovers that he continues to retain any such property after the termination of his employment, he shall return it to the Company immediately.

11.Legal Representation.  This Agreement is a legally binding document and his signature will commit the Executive to its terms.  The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, and that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

12.Tax Treatment.  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be subject to any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13.Absence of Reliance.  In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

14.Non-Admission.  This Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever against the Executive.  The Company specifically disclaims any liability or wrongdoing whatsoever against the Executive or any other person on the part of the Company, its affiliates, and their current and former agents, employees and shareholders.

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15.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or portions of the Agreement that have been incorporated by reference) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.Waiver.  No waiver of any provision of this Agreement, or the Preserved Agreements or the Amended Agreements shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.Jurisdiction.  The Executive and the Company hereby agree that the courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, the Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

18.Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either the Executive or the Company or the “drafter” of all or any portion of this Agreement.

19.Entire Agreement.  This Agreement supersedes any previous agreements or understandings between the Executive and the Company relating to the subject matter herein, including the Offer Letter and the Employment Agreement, which are hereby terminated in their entirety and shall have no further force and effect, provided, however, the Restrictive Covenant Agreement and the Equity Agreements shall be in full force and effect and are hereby incorporated by reference.  The Executive acknowledges and agrees that except for salary through the Effective Date of this Agreement, he is not entitled to any compensation or benefits under the Offer Letter, Employment Agreement or otherwise and any and all rights to compensation and benefits are set forth in this Agreement along with the SAB Agreement and the Equity Agreements.

20.Time for Consideration and Effective Date.  The Executive acknowledge that the Executive have been provided with the opportunity to consider this Agreement for twenty-one (21) days before signing it.  To accept this Agreement, the Executive must return a signed original of this Agreement so that it is received by Jason Cole, General Counsel, on or before the expiration of this twenty-one (21) day period.  If the Executive sign this Agreement within less than twenty-one (21) days of the date of its delivery to him, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that the Executive had the

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opportunity to consider this Agreement for the entire twenty-one (21) day period.  The Executive and the Company agree that any changes or modifications to this Agreement shall not restart the twenty-one (21) day period.  For a period of seven (7) days from the day of the execution of this Agreement, the Executive shall retain the right to revoke this Agreement by written notice that must be received by Mr. Cole before the end of such revocation period.  This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Executive does not revoke this Agreement during the revocation period.

21.Legally Binding; Advice of Counsel.  This Agreement is a legally binding document, and your signature will commit the Executive to its terms.  The Executive acknowledge that the Executive have it carefully read and fully understand all of the provisions of this Agreement, that the Company has advised the Executive to consult with counsel prior to entering into this Agreement, and that the Executive are voluntarily entering into this Agreement.

22.No Transfer.  The Executive represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim against any of the Releasees or any portion thereof or interest therein.

23.Binding Nature of Agreement.  This Agreement shall be binding upon each of the parties and upon the heirs, administrators, representatives, executors, successors and assigns of each of them, and shall inure to the benefit of each party and to the heirs, administrators, representatives, executors, successors, and assigns of each of them.

24.Modification of Agreement.  This Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both parties.  No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged.

25.Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Facsimile and pdf signatures shall be deemed to be of equal force and effect as original signatures.

26.Definition.  For purposes of this Agreement, the term “Company” shall include the Company and its affiliated and related entities, and its and their respective predecessors, successors and assigns.

[Signature Page Follows Next]

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This Agreement has been executed as a sealed instrument by the Executive and the Company.

EXECUTIVE

/s/ Mitchell H. Finer
Mitchell H. Finer, Ph.D.		Date: January 29, 2015

BLUEBIRD BIO, INC.

By:	/s/ Nick Leschly
Nick Leschly
President and CEO		Date: January 29, 2015

[Signature Page to Transitional Services Agreement]

EXHIBIT A

SCIENTIFIC ADVISORY BOARD

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into by and between bluebird bio, Inc., a company formed under the laws of Delaware (the “Company”), located at 150 Second Street, Third Floor Cambridge, MA  02141, and Mitchell H. Finer, Ph.D. (the “Advisor”) and, subject to the terms of the Transitional Services and Separation Agreement between the Company and the Advisor dated January 29, 2015 (the “TSSA”), this Agreement shall become effective on the Termination Date, as that term is defined in the TSSA.

RECITAL

The Company desires to engage individuals with scientific expertise to serve on its scientific advisory board to advise the Company regarding any of its products under development. Advisor has the requisite expertise and is willing to serve as a member of the Company’s scientific advisory board.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants contained in this Agreement, the Company and Advisor agree to the following:

1.	Engagement of Services; Compensation.

1.1  The Company hereby appoints Advisor as a member of its Scientific Advisory Board (“SAB”). Advisor’s consultation with the Company will involve development of therapeutics utilizing ex vivo or in vivo nucleic acid (e.g., gene) transfer utilizing viral vector or virus-based approaches (e.g., lentivirus), genetic modification with megaTALs or homing endouncleases or methods of manufacturing viral vectors or genetically modified cells for the development of therapeutics, or approaches to facilitate proper homing or engraftment of genetically modified cells (the “Field”), and requires the application of unique, special and extraordinary skills and knowledge that Advisor possesses in the Field.

1.2  Advisor agrees to serve as a member of the Company’s SAB, meeting with Company employees, consultants and other SAB members, reviewing and analyzing product specific data in the Field, assisting the Company in evaluating certain product opportunities, and providing scientific and technical advice in the Field, at times and places designated by the Company, including a reasonable amount of informal consultation over the telephone, all as may be requested by the Company from time to time during the term of this Agreement (the “Services”). Advisor will perform the foregoing Services for the Company in accordance with good scientific practices.  Advisor will agree to be available for at least an aggregate four (4) days, excluding travel (consisting of at least four (4) hours of service per day) per year to (i) provide advisory and consulting services to the Company, as requested from time to time by the Company, and

(ii) participate in meetings of the advisory board.  Advisor will agree to attend the majority of the advisory board meetings in person.

1.3  The Company will compensate Advisor for the provision of Services in accordance with the compensation and expense reimbursement schedule set forth in Exhibit 1.

2.Confidential Information.

2.1  Advisor may disclose to the Company any information that Advisor would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. Notwithstanding the foregoing, Advisor will not disclose to the Company information that is in violation of existing or third-party confidentiality obligations and is not generally available to the public.

2.2  During the term of this Agreement, Advisor may receive, otherwise be exposed to or generate information relating to patents, trade secrets, technology and the business of the Company or third parties (collectively, “Confidential information”).· By way of illustration, but not limitation, Confidential Information includes inventions, developments, designs, applications, improvements, modifications, trade secrets, formulae, ideas, know- how, methods or processes, discoveries, techniques, analyses and data (hereinafter collectively referred to as “Inventions”), information regarding plans for research, development, new products, corporate and business development transactions, marketing and selling business plans, budgets, license terms, suppliers and customers, and information regarding the skills and compensation of employees of the Company or third parties.

2.3  Notwithstanding Section 2.2, Confidential Information will not include information generated by Advisor, alone or with others, unless the information is generated in the performance of Services or with the use of information received by Advisor in connection with this Agreement. Further, Confidential Information will not include information that was (i) in the public domain at the time acquired by Advisor, (ii) acquired by Advisor from others who, at the time such information was acquired by Advisor, were not subject to a confidentiality agreement with the Company, or who otherwise had a legal right to disclose the information to Advisor, (iii) already in the possession of Advisor prior to the date of its disclosure by the Company, or (iv) becomes public domain at any time through no action of the Advisor.

2.4  Advisor agrees that (a) all Confidential Information received or to which Advisor is exposed pursuant to this Agreement or in connection with the Services is the sole property of the Company or the applicable third party, (b) all Confidential Information generated by Advisor in the performance of Services or with the use of information received by Advisor in connection with this Agreement, whether or not patentable or registrable under copyright law, will be the sole property of the Company, and (c) the Company or the applicable third party will be the sole owner of intellectual property and other rights relating to such Confidential Information.

3.Recognition of Company’s Rights; Nondisclosure.

3.1  During the term of this Agreement and after its termination, Advisor will keep in strictest confidence and trust all Confidential Information. Advisor will not use or disclose to any third party Confidential Information or anything related to such information without the prior written consent of the Company, unless such actions are required in the ordinary course of performing Services for the Company pursuant to this Agreement. Advisor agrees not to reproduce Confidential Information in any format, except as necessary for Advisor’s performance of Services.

3.2  Advisor agrees not to publicly disclose, without the prior written consent of the Company, the terms and conditions under which Advisor will provide Services under this Agreement.

4.Assignment and Enforcement of Confidential Rights.

4.1 Advisor agrees to disclose and assign to the Company, and hereby assigns to the Company, Advisor’s entire right, title and interest in and to any and all Inventions in the Field generated as a result of, or based upon information received as a result of, the performance of Advisor’s obligations under this Agreement (the “Field Inventions”). Advisor understands and agrees that all Field Inventions are the sole property of the Company.

4.2  Advisor will assist the Company in obtaining and enforcing patents and other intellectual property rights claiming or relating to Field Inventions. Advisor further agrees to execute, verify and deliver such documents and perform such other acts for the Company which are necessary to apply, obtain, sustain, and enforce such patents and other intellectual property rights and protections on Field Inventions. Advisor’s obligation to assist the Company as described in this Section 4.2 will continue beyond the termination of this Agreement.

4.3  If the Company is unable, after reasonable good faith effort, to secure Advisor’s signature on any document needed to apply for, prosecute or defend any patent or other intellectual property right or protection relating to a Field Invention, Advisor hereby .designates and appoints the Company and its duly authorized officers and agents as Advisor’s agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to protect the Company’s intellectual property rights in Field Inventions with the same legal force and effect as if executed by Advisor.

5.Services to Third Parties.

The Company understands that the Advisor is or may become a consultant to or employed by another company or companies engaged in the discovery, development and commercialization of gene or cell therapy products including Avalanche Biotechnologies, Switch Bio and Semma Therapeutics. The Advisor may continue the affiliations in these areas within the confines of confidentiality regarding intellectual property of all concerned. However, the Advisor will not provide consulting or other services to any parties with respect to existing products and technologies that are competitive with those of the Company.  If the Company develops new products and technologies in the future that are competitive with products and technologies of companies that the Advisor is affiliated with, that will not be considered a breach of this Agreement, and the Advisor will recuse himself from any discussions or access to information of the Company concerning such competitive products and technologies.

6.Conflicting Obligation.

6.1  Advisor represents that Advisor’s performance of all of the terms of this Agreement and the performance of Services for the Company do not and will not breach or conflict with any agreement with any third party, including an agreement to keep in confidence any Confidential information of another entity acquired by Advisor in confidence or in trust prior to the date of this Agreement.

6.2  Advisor hereby agrees not to enter into any agreement that conflicts with this Agreement. Absent a conflict of interest and except as set forth in Section 5, Advisor is free to provide services to any other entity during the term of this Agreement.

7.No Improper Use of Materials.

Advisor agrees not to bring to the Company or to use in the performance of Services any materials or documents of a present or former employer of Advisor, or of Advisor’s employees, or any materials or documents obtained by Advisor under a binder of confidentiality imposed by reason of another of Advisor’s contracting relationships, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or client for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers and agrees to fulfill all such obligations during the term of this Agreement.

8.Independent Contractor.

The Company and Advisor agree that Advisor is an independent contractor and not an agent or employee of the Company. Advisor has no authority to act on behalf of the Company or obligate the Company by contract or otherwise. Advisor understands that Advisor will not be eligible for any employee benefits. The payment of any taxes related to Advisor’s provision of Services under this Agreement will be the sole responsibility of Advisor.

9.Term and Termination; Effect of Termination.

9.1  The term of this Agreement will commence on the Termination Date and will continue until December 31, 2016, unless extended beyond that date by a mutual written agreement.  Notwithstanding the foregoing:  (i) the Company may terminate this Agreement for Cause (as that term is defined in the Amended and Restated Employment Agreement with an Effective Date of June 24, 2013 (the “Employment Agreement”)) at any time upon written notice; (ii) the Advisor may terminate this Agreement at any time upon written notice; (iii) either party may terminate this Agreement at any time by mutual consent; or (iv) either party may terminate this Agreement after January 6, 2016 at will upon thirty (30) days’ written notice to the other.  The date this Agreement terminates for any reason shall be referred to herein as the “Date of Termination”.

9.2  Upon the expiration or termination of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the Date of Termination, except that the provisions under Sections 2, 3, 4, 5, 7, 8, 9 and 10 will survive the expiration or termination of this Agreement, and any such expiration or termination will not relieve Advisor or the Company from any liability arising from any breach of this Agreement.

9.3  Upon any expiration or termination of this Agreement, Advisor will promptly deliver to the Company all documents and other materials containing or pertaining to any Confidential Information pertaining to the Company or the Services in Advisor’s possession. Advisor will not retain copies of any such documents or other materials after termination of this Agreement.

10.Miscellaneous.

10.1  Assignment. The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, assigns, heirs, executors and administrators, as the case may be; provided, however, that Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. Any purported or attempted assignment in violation of this Section 10.1 will be null and void.

10.2  Legal and Equitable Remedies. Because Advisor’s services are personal and unique and because Advisor may have access to and become acquainted with the Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10.3  Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provisions that would require the application of the laws of a different jurisdiction.

10.4  Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement. The remainder of this Agreement will remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either party. In such event, the parties will negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the parties’ intent in entering into this Agreement.

10.5  Complete Understanding; Modification. This Agreement, together with the TSSA, the Restrictive Covenant Agreement and the Equity Agreements (as defined in the TSSA), which are incorporated herein, constitutes the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements, including the Offer Letter and the Employment Agreement (as defined in the TSSA) which are of no further effect. This Agreement is entered into without reliance upon any representation, whether oral or written, not stated herein. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by Advisor and a Company officer.

10.6 Counterparts. This Agreement may be executed in two (2) or more counterparts each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument.

10.7  Waiver. No provision of this Agreement can be waived except by the express written consent of the party waiving compliance. Except as specifically provided for herein, the waiver from time to time by either party of any of its rights or its failure to exercise any remedy will not operate or be construed as a continuing waiver of same or of any other of such party’s rights or remedies provided in this Agreement.

10.8 Notices. Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party will specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

bluebird bio, Inc.		Mitchell H. Finer, Ph.D.

By:	/s/ Nick Leschly	/s/ Mitchell H. Finer

Name:	Nick Leschly

Title:	President & Chief Executive Officer

EXHIBIT 1

COMPENSATION

Stock Options:

For purposes of this Section on Stock Options, “Termination Date”, “Equity Agreements”, “Outstanding Options”, “SAB Agreement” and “Change in Control” are all defined in the TSSA and “Date of Termination” is defined in the SAB Agreement.  With that understanding and notwithstanding anything contrary in the Equity Agreements or the Company’s 2010 Stock Option and Grant Plan and the 2013 Stock Option and Incentive Plan (the “Plans”):

(i)

during the period between the Termination Date and the earlier of (i) January 6, 2016; and (ii) the Date of Termination (the “Post-Employment Vesting Period”), Advisor’s Outstanding Options shall continue to vest in accordance with the schedule set forth in the Equity Agreements and subject to the Plans,and Advisor’s change in status from full-time employee of the Company on the Termination Date to a consultant under the SAB Agreement has not caused a termination of his Service Relationship (as defined in the Plans) with the Company on the Termination Date;

(ii)

in the event a Change in Control occurs during the Post-Employment Vesting Period, all of the then Outstanding Options shall accelerate and become fully exercisable immediately prior to the Change in Control;

(iii)	on the last day of the Post-Employment Vesting Period, any then unvested Outstanding Options shall lapse and be of no further effect; and
(iv)	Advisor will be permitted to exercise his vested options until the three (3) month anniversary of the Date of Termination, or the original applicable expiration date of each option, if earlier.

Expense Reimbursement:

The Company will reimburse Advisor for reasonable and necessary expenses which are incurred in connection with Advisor’s performance of the services and obligations hereunder and with respect to which the Advisor promptly provides to the Company a detailed expense account and receipts, provided that any expenses (other than travel expenses incurred in connection with attendance at a meeting of the SAB) in excess of $500 USD per month have been approved by the Company in advance and in writing.  In no event shall reimbursement for any expense be paid later than the last day of the taxable year following the taxable year in which the expense was incurred.  Only expenses incurred during the period between the Termination Date and the Date of Termination shall be reimbursable; expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; and the right to reimbursement is not subject to liquidation or exchange for another benefit.